EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2018 relating to the consolidated financial statements of Seneca Financial Corp. and Subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP
Pittsburgh, Pennsylvania
June 3, 2019